CARMAX REPORTS FIRST QUARTER FISCAL YEAR 2025 RESULTS
Announces the expansion of its asset-backed securitization program to enable incremental growth in finance income

Richmond, Va., June 21, 2024 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2024.

First Quarter Highlights:

•Retail used unit sales decreased 3.1% and comparable store used unit sales decreased 3.8% from the prior year’s first quarter; wholesale units declined 8.3% from the prior year’s first quarter, impacted by lower year-over-year seasonal appreciation.

•Delivered strong margins in retail, wholesale, and Extended Protection Plans (EPP). Gross profit per retail used unit of $2,347, in line with last year; gross profit per wholesale unit of $1,064 and EPP of $563 per retail unit, both first quarter records.

•Bought 314,000 vehicles from consumers and dealers, down 8.6% versus last year’s first quarter, impacted by lower year-over-year seasonal appreciation.
◦279,000 vehicles were purchased from consumers, down 13.7% from last year’s first quarter.
◦35,000 vehicles were purchased through dealers, up 70.8% from last year’s first quarter.

•SG&A of $638.6 million increased 14.1% from last year’s first quarter. Continued cost management efforts drove a decrease in SG&A when excluding the impact of the prior year’s $59.3 million legal settlement and previously communicated year-over-year dynamics of approximately $22 million.

•CarMax Auto Finance (CAF) income of $147.0 million, grew 7.0% from the prior year first quarter due to growth in CAF’s average managed receivables and net interest margin percentage.
◦In June 2024, CAF launched its inaugural non-prime public asset-backed securitization deal.

•Net earnings per diluted share of $0.97 versus $1.44 a year ago; last year’s first quarter included a $0.28 benefit in connection with a legal settlement.

•Accelerated the pace of share repurchases with over $100 million in shares of common stock repurchased during the first quarter of fiscal year 2025.

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CEO Commentary:

“I am encouraged by the trends we saw in the first quarter including continued year-over-year price declines, improvements in vehicle value stability, and ongoing growth in upper funnel demand. We delivered strong retail, wholesale, and EPP gross profit per unit, sourced a record 35,000 vehicles from dealers, continued to actively manage SG&A, and repurchased over $100 million in shares of common stock. As CAF advances to a full-spectrum credit model, we launched our first non-prime asset-backed securitization deal early in the second quarter as part of the expansion of our securitization program that will enable incremental growth in finance income,” said Bill Nash, president and chief executive officer. “I am proud of the durable actions we have taken to support our future growth and to further differentiate the value and experience we offer to consumers.”

First Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 358,817, a decline of 5.3% from the prior year’s first quarter.

Total retail used vehicle unit sales decreased 3.1% to 211,132 compared to the prior year’s first quarter. Comparable store used unit sales decreased 3.8% from the prior year’s first quarter. Though average retail selling price declined year-over-year, we believe vehicle affordability challenges continued to impact our first quarter unit sales performance, with ongoing headwinds due to widespread inflationary pressures, higher interest rates, and tightened lending standards. Total retail used vehicle revenues decreased 5.4% compared with the prior year’s first quarter, driven by the decrease in retail used units sold, as well as the decrease in average retail selling price, which declined approximately $700 per unit or 2.7%.

Total wholesale vehicle unit sales declined 8.3% to 147,685 versus the prior year’s first quarter. Total wholesale revenues decreased 17.0% compared with the prior year’s first quarter due to a decrease in the average wholesale selling price of approximately $900 per unit or 10.3%, as well as the decrease in wholesale units sold.

We bought 314,000 vehicles from consumers and dealers, down 8.6% compared to last year’s first quarter, which was impacted by lower seasonal appreciation year-over-year. Of these vehicles, 279,000 were bought from consumers and 35,000 were bought through dealers, a decrease of 13.7% and an increase of 70.8%, respectively, from last year’s first quarter.

Other sales and revenues increased by 4.8% compared with the first quarter of fiscal 2024, representing an increase of $8.3 million, primarily reflecting an increase in EPP revenues resulting from stronger margins.

Online retail sales(1) accounted for 14% of retail unit sales, in line with the first quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.1 billion, or approximately 30% of net revenues, consistent with last year’s first quarter.

Gross Profit. Total gross profit was $791.9 million, down 3.1% versus last year’s first quarter. Retail used vehicle gross profit decreased 3.7% and retail gross profit per used unit was $2,347, in line with last year’s first quarter.

Wholesale vehicle gross profit decreased 6.4% versus the prior year’s first quarter, reflecting lower wholesale unit volume. Gross profit per unit increased $22 from the prior year’s first quarter to $1,064.

Other gross profit increased 3.2% primarily reflecting an increase in EPP revenues resulting from stronger margins.

SG&A. Compared with the first quarter of fiscal 2024, SG&A expenses increased 14.1% or $78.7 million to $638.6 million. Excluding the prior year’s $59.3 million legal settlement, SG&A expenses increased 3.1% or
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$19.5 million. SG&A as a percent of gross profit increased to 80.6% in the first quarter compared to 68.5% in the prior year’s first quarter. Excluding the legal settlement, SG&A as a percent of gross profit was 75.7% in the prior year’s first quarter.

Continued cost management efforts in our stores and CECs as well as in non-CAF uncollectable receivables drove an SG&A decrease year-over-year when excluding the prior year’s legal settlement and the approximately $22 million combined impact from the retirement eligibility of certain senior executives on this year’s share-based compensation expense and lapping over the favorable non-CAF uncollectable receivables reserve adjustments in the prior year.

CarMax Auto Finance.(3) CAF income increased 7.0% to $147.0 million driven by growth in CAF’s average managed receivables and net interest margin percentage. This quarter’s provision was $81.2 million compared to $80.9 million in the prior year’s first quarter.

As of May 31, 2024, the allowance for loan losses was 2.79% of ending managed receivables, consistent with 2.78% as of February 29, 2024, as expanded Tier 2 originations within CAF’s portfolio offset the effect of the previously disclosed tightening of CAF’s underwriting standards.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.2% of average managed receivables, up from last year’s fourth quarter and the prior year’s first quarter. After the effect of 3-day payoffs, CAF financed 43.3% of units sold in the current quarter, up from 42.7% in the prior year’s first quarter. CAF’s weighted average contract rate was 11.4% in the quarter, up from 11.1% in the first quarter last year.

Expansion of Asset-Backed Securitization Program. Going forward, we plan to expand our current asset-backed securitization program from a single issuance to one that more broadly incorporates CAF’s receivables across distinct prime and non-prime segments. In June 2024, CAF launched its first non-prime securitization deal.

This strategy will enable us to efficiently fund incremental originations and support future CAF growth across the credit spectrum by creating additional funding capacity, driving additional finance income for the business over time. Our unique finance platform with a full-spectrum in-house lending operation coupled with a robust network of partner lenders will strengthen our competitive advantage.

Share Repurchase Activity. During the first quarter of fiscal year 2025, we repurchased 1.4 million shares of common stock for $104.0 million. As of May 31, 2024, we had $2.26 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the first quarter of fiscal 2025, we opened our second stand-alone reconditioning center in Richland, Mississippi. We are utilizing our stand-alone reconditioning and auction locations to balance capacity and drive efficiencies across the network.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2024	2023	Change
Used vehicle sales	$5,677.5	$6,001.5	(5.4)%
Wholesale vehicle sales	1,256.4	1,514.4	(17.0)%
Other sales and revenues:
Extended protection plan revenues	118.8	111.2	6.9%
Third-party finance (fees)/income, net	(1.7)	0.3	(613.8)%
Advertising & subscription revenues (1)	34.7	31.4	10.5%
Other	27.7	28.3	(2.5)%
Total other sales and revenues	179.5	171.2	4.8%
Total net sales and operating revenues	$7,113.4	$7,687.1	(7.5)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended May 31
	2024	2023	Change
Used vehicles	211,132	217,924	(3.1)%
Wholesale vehicles	147,685	161,048	(8.3)%

Average Selling Prices

	Three Months Ended May 31
	2024	2023	Change
Used vehicles	$26,526	$27,258	(2.7)%
Wholesale vehicles	$8,094	$9,024	(10.3)%

Vehicle Sales Changes

	Three Months Ended May 31
	2024	2023
Used vehicle units	(3.1)%	(9.6)%
Used vehicle revenues	(5.4)%	(14.4)%

Wholesale vehicle units	(8.3)%	(13.6)%
Wholesale vehicle revenues	(17.0)%	(28.5)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2024	2023
Used vehicle units	(3.8)%	(11.4)%
Used vehicle revenues	(6.1)%	(16.2)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2024	2023
CAF (2)	45.3%	45.5%
Tier 2 (3)	18.7%	20.4%
Tier 3 (4)	7.5%	6.7%
Other (5)	28.5%	27.4%
Total	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 3% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2024	% (1)	2023	% (1)
Net sales and operating revenues	$7,113.4	100.0	$7,687.1	100.0
Gross profit	$791.9	11.1	$817.4	10.6
CarMax Auto Finance income	$147.0	2.1	$137.4	1.8
Selling, general, and administrative expenses	$638.6	9.0	$559.8	7.3
Interest expense	$31.4	0.4	$30.5	0.4
Earnings before income taxes	$206.6	2.9	$307.2	4.0
Net earnings	$152.4	2.1	$228.3	3.0

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended May 31
(In millions)	2024	2023	Change
Used vehicle gross profit	$495.5	$514.6	(3.7)%
Wholesale vehicle gross profit	157.1	167.8	(6.4)%
Other gross profit	139.3	135.0	3.2%
Total	$791.9	$817.4	(3.1)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended May 31
	2024		2023
	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,347	8.7	$2,361	8.6
Wholesale vehicle gross profit per unit	$1,064	12.5	$1,042	11.1
Other gross profit per unit	$660	77.6	$619	78.8

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions)	2024	2023	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$328.1	$330.7	(0.8)%
Share-based compensation expense	47.1	35.3	33.4%
Total compensation and benefits (2)	$375.2	$366.0	2.5%
Occupancy costs	70.6	66.2	6.7%
Advertising expense	71.7	71.9	(0.2)%
Other overhead costs (3)	121.1	55.7	117.0%
Total SG&A expenses	$638.6	$559.8	14.1%
SG&A as a % of gross profit	80.6%	68.5%	12.1%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, travel, charitable contributions, preopening and relocation costs, and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2024	% (1)	2023	% (1)
Interest margin:
Interest and fee income	$452.5	10.3	$400.5	9.4
Interest expense	(182.3)	(4.2)	(142.6)	(3.4)
Total interest margin	270.2	6.2	257.9	6.1
Provision for loan losses	(81.2)	(1.9)	(80.9)	(1.9)
Total interest margin after provision for loan losses	189.0	4.3	177.0	4.2
Total direct expenses	(42.0)	(1.0)	(39.6)	(0.9)
CarMax Auto Finance income	$147.0	3.3	$137.4	3.2

Total average managed receivables	$17,551.2		$17,003.4
Net loans originated	$2,265.7		$2,340.4
Net penetration rate	43.3%		42.7%
Weighted average contract rate	11.4%		11.1%

Ending allowance for loan losses	$493.1		$535.4

Warehouse facility information:
Ending funded receivables	$4,176.6		$4,241.6
Ending unused capacity	$1,923.4		$1,358.4

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2024	2023	Change
Net earnings	$152.4	$228.3	(33.2)%
Diluted weighted average shares outstanding	157.7	158.6	(0.5)%
Net earnings per diluted share	$0.97	$1.44	(32.6)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 21, 2024. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 25, 2024, or via telephone (for approximately one week) by dialing 1-800-839-5204 (or 1-402-220-2697 for international access) and entering the conference ID 3171396.

Second Quarter Fiscal 2025 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2024, on Thursday, September 26, 2024, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2024.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 29, 2024, CarMax sold approximately 770,000 used vehicles and 550,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in receivables during fiscal 2024, adding to its more than $17 billion portfolio. CarMax has 245 store locations, nearly 30,000 associates, and is proud to have been recognized for 20 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2024 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2024	%(1)	2023	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,677,476	79.8	$6,001,471	78.1
Wholesale vehicle sales	1,256,439	17.7	1,514,363	19.7
Other sales and revenues	179,482	2.5	171,229	2.2
NET SALES AND OPERATING REVENUES	7,113,397	100.0	7,687,063	100.0
COST OF SALES:
Used vehicle cost of sales	5,181,979	72.8	5,486,846	71.4
Wholesale vehicle cost of sales	1,099,311	15.5	1,346,538	17.5
Other cost of sales	40,212	0.6	36,289	0.5
TOTAL COST OF SALES	6,321,502	88.9	6,869,673	89.4
GROSS PROFIT	791,895	11.1	817,390	10.6
CARMAX AUTO FINANCE INCOME	146,970	2.1	137,358	1.8
Selling, general, and administrative expenses	638,578	9.0	559,837	7.3
Depreciation and amortization	61,869	0.9	58,419	0.8
Interest expense	31,362	0.4	30,466	0.4
Other expense (income)	416	—	(1,214)	—
Earnings before income taxes	206,640	2.9	307,240	4.0
Income tax provision	54,200	0.8	78,942	1.0
NET EARNINGS	$152,440	2.1	$228,298	3.0
WEIGHTED AVERAGE COMMON SHARES:
Basic	157,161		158,116
Diluted	157,706		158,561
NET EARNINGS PER SHARE:
Basic	$0.97		$1.44
Diluted	$0.97		$1.44

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 29	May 31
(In thousands except share data)	2024	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$218,931	$574,142	$264,247
Restricted cash from collections on auto loans receivable	536,407	506,648	506,465
Accounts receivable, net	212,370	221,153	321,994
Inventory	3,772,885	3,678,070	4,081,220
Other current assets	229,714	246,581	189,742
TOTAL CURRENT ASSETS	4,970,307	5,226,594	5,363,668
Auto loans receivable, net	17,268,321	17,011,844	16,744,865
Property and equipment, net	3,734,736	3,665,530	3,499,384
Deferred income taxes	100,104	98,790	99,770
Operating lease assets	509,043	520,717	541,908
Goodwill	141,258	141,258	141,258
Other assets	518,325	532,064	571,503
TOTAL ASSETS	$27,242,094	$27,196,797	$26,962,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$911,348	$933,708	$967,420
Accrued expenses and other current liabilities	456,277	523,971	528,596
Accrued income taxes	24,792	—	49,191
Current portion of operating lease liabilities	57,534	57,161	55,126
Current portion of long-term debt	21,550	313,282	12,305
Current portion of non-recourse notes payable	514,394	484,167	501,333
TOTAL CURRENT LIABILITIES	1,985,895	2,312,289	2,113,971
Long-term debt, excluding current portion	1,591,366	1,602,355	1,906,496
Non-recourse notes payable, excluding current portion	16,626,011	16,357,301	16,252,958
Operating lease liabilities, excluding current portion	484,632	496,210	519,184
Other liabilities	387,320	354,902	346,579
TOTAL LIABILITIES	21,075,224	21,123,057	21,139,188

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 156,352,956 and 157,611,939 shares issued and outstanding as of May 31, 2024 and February 29, 2024, respectively	78,176	78,806	79,105
Capital in excess of par value	1,834,218	1,808,746	1,731,341
Accumulated other comprehensive income	61,678	59,279	61,330
Retained earnings	4,192,798	4,126,909	3,951,392
TOTAL SHAREHOLDERS’ EQUITY	6,166,870	6,073,740	5,823,168
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,242,094	$27,196,797	$26,962,356

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2024	2023
OPERATING ACTIVITIES:
Net earnings	$152,440	$228,298
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	69,244	62,998
Share-based compensation expense	48,098	36,384
Provision for loan losses	81,226	80,890
Provision for cancellation reserves	24,343	24,070
Deferred income tax benefit	(2,036)	(7,127)
Other	2,545	2,976
Net decrease (increase) in:
Accounts receivable, net	8,783	(22,439)
Inventory	(94,815)	(355,078)
Other current assets	32,881	30,923
Auto loans receivable, net	(337,703)	(483,964)
Other assets	(3,797)	634
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(75,206)	239,276
Other liabilities	(23,692)	(23,126)
NET CASH USED IN OPERATING ACTIVITIES	(117,689)	(185,285)
INVESTING ACTIVITIES:
Capital expenditures	(103,914)	(136,719)
Proceeds from disposal of property and equipment	1	1,171
Purchases of investments	(2,093)	(1,228)
Sales and returns of investments	136	17
NET CASH USED IN INVESTING ACTIVITIES	(105,870)	(136,759)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	—	98,600
Payments on long-term debt	(303,080)	(201,377)
Cash paid for debt issuance costs	(5,668)	(3,608)
Payments on finance lease obligations	(4,548)	(3,785)
Issuances of non-recourse notes payable	3,676,000	3,125,929
Payments on non-recourse notes payable	(3,376,447)	(2,706,222)
Repurchase and retirement of common stock	(106,850)	(3,931)
Equity issuances	8,209	989
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(112,384)	306,595
Decrease in cash, cash equivalents, and restricted cash	(335,943)	(15,449)
Cash, cash equivalents, and restricted cash at beginning of year	1,250,410	951,004
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$914,467	$935,555

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